Exhibit 5.3

Smurfit Westrock plc Smurfit Kappa Treasury Unlimited Company Smurfit Westrock Financing Designated Activity Company The Guarantors listed in Schedule 1 hereto	Stibbe London B.V. 53 New Broad Street London EC2M 1JJ United Kingdom T +44 207 151 09 20 www.stibbe.com Date 3 April 2025

Smurfit Kappa Treasury Unlimited Company and Smurfit Westrock Financing Designated Activity Company – Registration Statement on Form S-4

Dear Addressees,

(1)

We have acted as counsel with respect to matters of the laws of the Netherlands to Smurfit Kappa Treasury Unlimited Company (“SKT”), a public unlimited company incorporated under the laws of Ireland, and a wholly-owned indirect subsidiary of Smurfit Westrock plc (“Smurfit Westrock”), Smurfit Westrock Financing Designated Activity Company (“SWF” and, together with SKT, the “Issuers”), a designated activity company incorporated under the laws of Ireland and a wholly-owned direct subsidiary of Smurfit Westrock, and to Smurfit International B.V. (the “Company”) in connection with the filing by the Issuers, the Company and certain other Guarantors with the U.S. Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended, relating to:

(a)

SKT’s offer to exchange up to (i) $750,000,000 aggregate principal amount of its registered 5.200% Senior Notes due 2030 (the “New 2030 Notes”) for $750,000,000 aggregate principal amount of its outstanding unregistered 5.200% Senior Notes due 2030 (the “Original 2030 Notes”); (ii) $1,000,000,000 aggregate principal amount of its registered 5.438% Senior Notes due 2034 (the “New 2034 Notes”) for $1,000,000,000 aggregate principal amount of its outstanding unregistered 5.438% Senior Notes due 2034 (the “Original 2034 Notes”); and (iii) $1,000,000,000 aggregate principal amount of its registered 5.777% Senior Notes due 2054 (the “New 2054 Notes” and, together with the New 2030 Notes and New 2034 Notes, the “New SKT Notes”) for $1,000,000,000 aggregate principal amount of its outstanding unregistered 5.777% Senior Notes due 2054 (the “Original 2054 Notes” and, together with the Original 2030 Notes and Original 2034 Notes, the “Original SKT Notes”);

(b)

SWF’s offer to exchange up to $850,000,000 aggregate principal amount of its registered 5.418% Senior Notes due 2035 (the “New SWF Notes” and, together with the New SKT Notes, the “New Notes”) for $850,000,000 aggregate principal amount of its outstanding unregistered 5.418% Senior Notes due 2035 (the “Original SWF Notes”);

(c)	the issuance by the SKT Note Guarantors (as defined below) of guarantees of the New SKT Notes in exchange for the existing guarantees of the Original SKT Notes; and

Stibbe London B.V. is registered with the Dutch Chamber of Commerce under number 34206454. Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe London B.V., which is governed exclusively by Dutch law. The general conditions of Stibbe London B.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request.

(d)	the issuance by the SWF Note Guarantors (as defined below) of guarantees of the New SWF Notes in exchange for the existing guarantees of the Original SWF Notes.

This opinion letter is furnished to you in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission.

(2)

For the purpose of this opinion, we have examined and exclusively relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	a copy of the signed Registration Statement dated on or about the date hereof;
(b)

a New York law governed indenture dated 3 April 2024 relating to the Original SKT Notes by and between, inter alia, SKT, the Company and Deutsche Bank Trust Company Americas (the “Trustee”), pursuant to which the guarantors of the Original SKT Notes (the “SKT Note Guarantors”) guarantee the obligations of SKT under the Original SKT Notes;

(c)

a New York law governed registration rights agreement dated 3 April 2024 by and between, inter alia, SKT, the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., ING Financial Markets LLC and Rabo Securities USA, Inc., as representatives of the initial purchasers;

(d)

a New York law governed indenture dated 26 November 2024 relating to the Original SWF Notes by and between, inter alia, SWF, the Company and the Trustee, pursuant to which the guarantors of the Original SWF Notes (the “SWF Note Guarantors”) guarantee the obligations of SWF under the Original SWF Notes;

(e)

a New York law governed registration rights agreement dated 26 November 2024 by and between, inter alia, SWF, the Company and Citigroup Global Markets Inc., ING Financial Markets, LLC, SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC, as representatives of the initial purchasers;

(f)

the deed of incorporation of the Company dated 30 September 1977 and its articles of association (statuten) as amended on 18 December 2020, which according to the 2025 Extract referred to below are the articles of association of the Company as currently in force;

(g)

extracts from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated 3 April 2024, 27 November 2024, and the date hereof (the “2025 Extract” and, collectively, the “Extracts”); and

(h)

written resolutions of the managing board of the Company adopted on 22 March 2024 and on 20 November 2024 authorising, inter alia, the execution by the Company of the Documents (as defined below) and the performance of its obligations thereunder (the “Resolutions”).

(3)	The documents listed under paragraphs (2)(a) – (e) (inclusive) above are hereinafter collectively also referred to as the “Documents” and each a “Document”.

References to the Civil Code, the Bankruptcy Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet and such other Codes or Acts of the Netherlands, as amended. In this opinion, “the Netherlands” refers to the European part of the Kingdom of the Netherlands and “EU” refers to the European Union.

(4)	In rendering this opinion we have assumed:
(a)

the genuineness and authenticity of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

(b)

in relation to any signature other than a wet-ink signature (i) that the signing method used is sufficiently reliable, taking into consideration the purpose for which the electronic signature was used and all other relevant circumstances, within the meaning of section 3:15a of the Civil Code or (ii) that such signature is a qualified electronic signature (elektronische gekwalificeerde handtekening) within the meaning of Regulation (EU) 910/2014;

(c)

(i) the power, capacity and authority of all parties thereto other than the Company to enter into and execute the Documents; (ii) that the Documents have been duly authorised by all parties thereto other than the Company; (iii) that the Documents have been validly executed and delivered (where such concept is legally relevant) by each of the parties thereto (other than the Company) under all applicable laws, including the laws by which the respective Agreements are expressed to be governed; and (iv) that the Agreements have been validly executed and delivered (where such concept is legally relevant) by the Company under all applicable laws, including the laws by which the respective Agreement are expressed to be governed, other than the laws of the Netherlands;

(d)

that the information set forth in the Extracts is and was complete and accurate on their respective dates and consistent with the information contained in the files kept by the Trade Register with respect to the Company;

(e)

that all matters stated in the Resolutions and the confirmations given therein are correct on the date hereof, and that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof;

(f)

that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under the laws of the Netherlands) in respect of the execution or performance of the Documents have been or will be duly obtained or made, as the case may be;

(g)

that the Company has not been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), nor has ceased to exist due to merger (fusie) or demerger (splitsing) and that no out of court restructuring plan (onderhands akkoord) procedure is being prepared or has been commenced involving the Company; although not constituting conclusive evidence, this assumption is supported by the contents of the 2025 Extract and by our online search of the Central Insolvency Register of the courts of the Netherlands (Centraal Insolventieregister) (as regards the out of court restructuring plan (onderhands akkoord) procedure, a search can be performed with respect to a public procedure only) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(h)	that none of the insolvency proceedings listed in Annex A, as amended, to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on

insolvency proceedings (recast) has been declared applicable to the Company by a court in one of the member states of the EU (with the exception of Denmark), other than the Netherlands; although not constituting conclusive evidence, this assumption is supported by our online search of the section on EU Registrations of the Central Insolvency Register (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(i)

that none of the members of the managing board of the Company has a conflict of interests within the meaning of section 2:239 of the Civil Code with the Company with respect to any of the Documents or the transactions contemplated thereby;

(j)

that none of the members of the managing board of the Company is subject to a civil law director disqualification (civielrechtelijk bestuursverbod) or has been suspended (geschorst) by the court to act as a managing director of the Company within the meaning of sections 106a through 106c of the Bankruptcy Act, or is subject to any other disqualification, ban or suspension which compromises its authority to exercise its duties as a managing director; and

(k)	that the Documents have not been amended, restated, supplemented, terminated, rescinded, cancelled or nullified and are in full force and effect.
(5)

We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any provisions of EU law having direct effect, (ii) matters of competition law, (iii) matters of foreign direct investment law, (iv) data protection law and (v) matters of taxation.

(6)

Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)

the Company has been duly incorporated and is validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and has the necessary corporate capacity and power to enter into the Documents and to exercise its rights and perform its obligations thereunder;

(b)	all corporate action required to be taken by the Company to authorise the execution of the Documents by it or on its behalf and the performance of its obligations thereunder has been duly taken;
(c)	the Documents have been duly executed on behalf of the Company;
(d)	the execution and delivery of the Documents does not conflict with or result in a violation of the laws of the Netherlands or any provision of the articles of association of the Company; and
(e)	it is not necessary under the laws of the Netherlands to ensure the validity, enforceability or performance of the obligations of the Company under the Documents, or to make the

Documents admissible in evidence, or to permit the Company to enter into any transaction contemplated by the Documents or to make any payment under the Documents, that

(i)	any approvals, consents, licences, authorisations or exemptions be obtained from any governmental authority or any court or fiscal, monetary or regulatory body in the Netherlands; or that
(ii)	any of the Documents or any particulars thereof be filed, registered, recorded or notarised with, in or by any such body or any competent authority, official registry or register in the Netherlands.
(7)	This opinion is subject to the following qualifications:
(a)	we express no opinion as to the accuracy of any representations given by the Issuers, the Company or any other party (express or implied) under or by virtue of any of the Documents;
(b)

the opinions expressed above are limited and may be affected by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, out of court restructuring plan (onderhands akkoord) procedure, moratorium, reorganisation, liquidation, fraudulent conveyance, or similar rules and laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance, as well as by any sanctions or measures under the Sanctions Act 1977 (Sanctiewet 1977) or by EU or other international sanctions and Regulation (EC) No 2271/96;

(c)

no opinion is given as to whether any legal act (rechtshandeling) performed by the Company in entering into the Documents or exercising its rights or performing its obligations thereunder is not contrary to the corporate interest of the Company for purposes of section 2:7 of the Civil Code. The validity and enforceability of the obligations of a Dutch company under a transaction which it entered into may be contested by such company (or its receiver in bankruptcy (curator)) on the basis of section 2:7 of the Civil Code, if both (a) the entry into the transaction was not within the scope of the objects of the company (doeloverschrijding) and (b) the counterparty of the company knew or ought to have known (without any enquiry) that this was the case. The Dutch Supreme Court has ruled that in determining whether a legal act (rechtshandeling) performed by a legal entity falls outside the objects of that legal entity not only the description of such objects in its articles of association is relevant, but all relevant circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction; and

(d)	the concepts of “trust” and of “delivery of documents” as known in common law jurisdictions are not known as such under the laws of the Netherlands.
(8)

In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is given by Stibbe London B.V. and may only be relied upon under the express condition that (i) any issues of interpretation or liability arising hereunder will be governed by the laws of the Netherlands and will be brought exclusively before a court of the Netherlands, and (ii) such liability, if any, shall be limited to Stibbe London B.V. only, to the exclusion of any of its directors, partners, employees, shareholders and advisors or its or their affiliates and to the aggregate of the amount paid under Stibbe London B.V.’s professional insurance in the particular instance and any applicable deductible payable by Stibbe London B.V.

(9)

We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for your sole benefit for the purposes of the Documents only and may not be disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

(10)

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Stibbe London B.V. under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

Yours faithfully,

Stibbe London B.V.

/s/ Rein van Helden
Rein van Helden

SCHEDULE 1

GUARANTORS

Name of Guarantor	State or other jurisdiction of incorporation or organization
Smurfit WestRock US Holdings Corporation	Delaware
WestRock Company	Delaware
WestRock MWV, LLC	Delaware
WRKCo Inc.	Delaware
Smurfit International B.V.	Netherlands
Smurfit Kappa Acquisitions Unlimited Company	Ireland
Smurfit Kappa Group plc	Ireland
Smurfit Kappa Investments Limited	Ireland
Smurfit Kappa Treasury Funding Designated Activity Company	Ireland
Smurfit Westrock plc	Ireland
WestRock RKT, LLC	Georgia

(all of them, jointly, the “Guarantors”).